Exhibit 99.1

PRESTO*	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122 715-839-2242

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. SHAREHOLDERS
AUTHORIZE ACTIVITIES AS AN OPERATING COMPANY

Eau Claire, Wisconsin (May 17, 2006) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) at the Company’s annual meeting yesterday, approved a proposal authorizing the Company to continue to act as an operating company.

The shareholder action was taken as a precautionary measure pending the appeal of a federal district court order which, as previously reported, forced the Company to register as an investment company late last year. In thanking shareholders for their affirmative vote, Maryjo Cohen, President, stated, “This approval will enable the Company to continue to pursue means to build and increase the ongoing value of the Company’s operating businesses, a course of action which the Board of Directors and management believe is in the best interests of our shareholders.” At the meeting, shareholders also elected Ms. Cohen for a new three-year term as director.

During the meeting, shareholders were shown the 2006 new product introductions for the Company’s Housewares/Small Appliance segment. Those products included the new FoldAway™ griddle, which is part of its fifty-year celebration of the invention of the ControlMaster® heat control. First shown in 1956, the ControlMaster® control revolutionized small electric cooking appliances by making them fully immersible in a sink or dishwasher. The FoldAway™ griddle not only uses that same control, but also features unique handles which fold for compact storage. Attractively styled with a cool touch surround and gold decals, the griddle surface holds a generous nine servings. The Company also displayed to shareholders a digital version of its popular ProFry™ immersion deep fryer featuring precision electronic controls and the Presto® ShineOn™ electric shoe polisher, a convenient way to give shoes a professional shine. Shareholders were also provided with a demonstration of the Company’s new LeverEdge™ cutting center, a combination cutting board with special knives. The board features a patent pending pivot post which enables ultra hard vegetables like squash to be cut quickly and easily and fosters fast and precise chopping. The LeverEdge™ also provides the means to slice bread evenly and ripple cut fruits and vegetables with ease.

National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces and sells medium caliber ammunition items and absorbent products. The Company is widely recognized as an innovator of new products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-K for the period ended December 31, 2005.

*Trademark of National Presto Industries, Inc.